                                                                  EXECUTION COPY

                            STOCK OPTION AGREEMENT


          STOCK OPTION AGREEMENT, dated as of August 30, 1999 (the "Agreement"), between Guidant Corporation, an Indiana corporation (the "Grantee"), and CardioThoracic Systems, Inc., a Delaware corporation (the "Grantor").

          WHEREAS, the Grantee, Clydesdale Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Grantee ("Merger Sub"), and the Grantor are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger of the Grantor with and into Merger Sub (the "Merger");

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Grantee and Merger Sub have requested that the Grantor grant to the Grantee an option to purchase up to 2,885,035 shares of Common Stock, par value $0.001 per share, of the Grantor, including all associated preferred share purchase rights (the "Common Stock"), upon the terms and subject to the conditions hereof, and

          WHEREAS, in order to induce the Grantee and Merger Sub to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

          1.   The Option; Exercise; Adjustments.

          (a) Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 2,885,035 shares of Common Stock, including all associated preferred share purchase rights (the "Shares") at a cash purchase price equal to $19.50 per share (the "Purchase Price"). Subject to the other terms and conditions set forth herein, the Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of a Triggering Event (as hereinafter defined), and prior to the termination of the Option in accordance with the terms of this Agreement.

          (b) Triggering Events. The term "Triggering Event" shall mean the occurrence of an event, circumstance or condition pursuant to which Parent's right, pursuant to Section 7.5(a) of the Merger Agreement, to receive the termination fee first arises.

          (c) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Exercise Notice") specifying a date (subject to the HSR Act (as defined below)) not later than 10 business days and not earlier than three business days following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, splitup, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19.9 % of the capital stock of the Grantor entitled to vote generally for the election of the directors of the Grantor which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to $56,258,182.50.

          2. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

          (a) No order, decree or ruling or any other action of a United States federal, state, local or foreign court of competent jurisdiction or United States federal or state, local or foreign governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the delivery of the Shares shall be in effect; and

          (b) Any applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

          3.   The Closing.

          (a) Any closing hereunder shall take place on the date specified by the Grantee in its Exercise Notice at 9:00 A.M., local time, at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, or, if the conditions set forth in Section 2(a) or (b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, the Grantor will deliver to the Grantee a certificate or certificates, representing the Shares (including all associated preferred share purchase rights) in the denominations designated by the Grantee in its Exercise Notice and the Grantee will deliver an amount of money necessary to purchase such Shares from the Grantor at the price per Share equal to the Purchase Price. Any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

          (b) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act.

          4. Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee that (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Enforceability Exceptions"); (c) the Grantor has taken all necessary corporate action to authorize the issuance of, and reserve for issuance, the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option and paid for by Grantee as contemplated hereby, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; and (d) except as otherwise required by the HSR Act, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of Grantor's charter or by-laws, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound.

          5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and constitutes a valid and binding obligation of Grantee, enforceable in accordance with its terms, subject to the Enforceability Exceptions; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

          6. Listing of Shares; Filings; Governmental Consents. The Grantor will promptly file an application to list the Shares on the Nasdaq National Market and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act; provided, however, that if the Grantor is unable to effect such listing on the Nasdaq National Market by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

          7. Repurchase of Option Shares. Following the exercise of the Option, the Grantor may repurchase any Shares as to which the Grantee has exercised the Option at a price equal to the Alternative Purchase Price. As used herein "Alternative Purchase Price" shall mean the higher of: (a) if and as applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to (i) a Superior Proposal (as defined in Section
5.1 of the Merger

Agreement), if the Triggering Event is an event described in Section 7.3(a) of the Merger Agreement, or (ii) an Alternative Proposal (as defined in Section 5.1 of the Merger Agreement), if the Triggering Event is an event described in
Section 7.4(a)(ii) of the Merger Agreement, or (iii) a Specified Transaction (as defined in Section 7.5(a)(i) of the Merger Agreement, if the Triggering Event is an event described in Section 7.5(a)(i) of the Merger Agreement, or (iv) the Closing Price (as defined below), if the Triggering Event is an event described in Section 7.4(a)(i) of the Merger Agreement; and (b) the closing price of the shares of Common Stock as reported on the Nasdaq National Market on the last trading day immediately prior to the date on which the Grantor sends to the Grantee notice of the Grantor's exercise of the Repurchase Right (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the repurchase shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Alternative Purchase Price, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 20 business days and not earlier than 10 business days following the date such notice is given) for the closing of such purchase. In connection with any purchase/sale of the Shares as to which the Grantee has exercised the Option pursuant to this Section 7, the Grantee shall be required to represent and warrant to the Grantor that the Grantee is the owner of such Shares, free and clear of all adverse claims, and that the Grantee shall deliver good title to such Shares, to the Grantor, free and clear of all adverse claims, upon consummation of any purchase/sale pursuant to this Section 7.

          8.   Registration Rights.

          (a) The Grantor shall, if requested by the Grantee at any time and from time to time within five (5) years of a Triggering Event (the "Registration Period"), as expeditiously as possible prepare and file up to three registration statements under the Securities Act, in order to permit the sale or other disposition of Shares that have been acquired by the Grantee upon exercise of the Option ("Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Grantee and the underwriters shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 3% of the outstanding Common Stock of the Grantor on a fully diluted basis and in no event shall any person or group purchase through such offering shares representing more than 4.9% of the outstanding Common Stock of the Grantor on a fully diluted basis (a "Permitted Offering"); provided, however, that any such registration must relate to a number of shares equal to at least 2% of the outstanding shares of Common Stock of the Grantor on a fully diluted basis.

          (b) If the Common Stock is registered pursuant to the provisions of this Section 8, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 180 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless (i) Grantee, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "Underwriters") ((i) and
(ii) being-referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reasonable reliance upon and in conformity with written information furnished to the Grantor by the Indemnified Parties expressly for use or incorporation by reference therein.

          (c) The Grantee and the Underwriters shall indemnify and hold harmless the Grantor, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Grantor, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reasonable reliance upon and in conformity with written information furnished to the Grantor by the Grantee or the Underwriters, as applicable, specifically for use or incorporation by reference therein.

          9. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

          10. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. In addition, Grantor and Grantee waive to the fullest extent permitted by applicable law any right to a trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transactions contemplated hereby.

          11. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          If to the Grantee:

          Guidant Corporation
          111 Monument Circle, 29th Floor
          Indianapolis, Indiana 46204-5129
          Attention: General Counsel
          Telecopy: (317) 971-2141

          With a copy to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York 10019
          Attn: Bernard E. Kury, Esq.
                Jonathan L. Freedman, Esq.
          Telecopy: (212) 259-6333

          If to the Grantor:

          CardioThoracic Systems, Inc.
          10600 North Tantau Avenue
          Cupertino, California 95014
          Attention: Richard M. Ferrari
          Telecopy:  (408) 342-1715

          with a copy to:

          Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: J. Casey McGlynn
                     Christopher J. Ozburn
          Telecopy:  (650) 493-6811

          12. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

          13. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

          14. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries (including Merger Sub), but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

          15. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

          16. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

          17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

          18. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earliest to occur of: (i) the Effective Time (as defined in the Merger Agreement); and (ii) the termination of the Merger Agreement other than under circumstances which constitute (or upon satisfaction of the conditions to payment of the termination fee set for in
Section 7.5(a) of the Merger Agreement would constitute) a Triggering Event under this Agreement; and (iii) the date which is one year after termination of the Merger Agreement under circumstances which, if the conditions to payment of the termination fee set forth in Section 7.5(a) of the Merger Agreement were satisfied, would constitute a Triggering Event under this Agreement, provided no such Triggering Event resulting from the satisfaction of such conditions has occurred prior to the occurrence of such date; and (iv) the occurrence of the date which is one year after a Triggering Event.

          All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

          19. Profit Limitation. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $10,500,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) deliver to the Grantor for cancellation Shares previously purchased by Grantee, (b) pay cash or other consideration to the Grantor, or (c) undertake any combination thereof, so that Grantee's Total Profit shall not exceed $10,500,000 after taking into account the foregoing actions.

          Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Exercise Notice, result in a Notional Total Profit (as defined below) of more than $10,500,000 and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may decrease the number of Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed $10,500,000; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

          As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 7.5 of the Merger Agreement, (ii) (x) the amount received by Grantee pursuant to the Grantor's repurchase of Shares pursuant to
Section 7 hereof, less (y) the Grantee's purchase price for such Shares, and
(iii) (x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price for such Shares.

          As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that this Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

          20. Confidentiality Agreement. Reference is hereby made to the Confidentiality Agreement (as defined in the Merger Agreement). The Grantor, on behalf of its Board of Directors, hereby requests Grantee to enter into this Agreement.

          21. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          22. Public Announcement. The Grantee will consult with the Grantor and the Grantor will consult with the Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law or the applicable rules and regulations of the New York Stock Exchange or the Nasdaq National Market, as applicable.

          IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.


                              GUIDANT CORPORATION



                              /s/ Ronald W. Dollens
                              --------------------------------------------------
                              By:    Ronald W. Dollens
                              Title: President and Chief Executive officer



                              CARDIOTHORACIC SYSTEMS, INC.


                              /s/ Richard M. Ferrari
                              --------------------------------------------------
                              By:    Richard M. Ferrari
                              Title: President and Chief Executive officer